Exhibit 10.12

SEVENTH AMENDMENT TO UTGR MASTER VIDEO LOTTERY TERMINAL CONTRACT

This Agreement (this “Agreement”) is made and entered into as of this 12th day of March, 2018, and effective as set forth in Section 3 below, is by and among the Division of Lotteries of the Rhode Island Department of Revenue, an agency of the State of Rhode Island, with its principal address at 1425 Pontiac Avenue, Cranston, Rhode Island 02920 (the “Division”) and UTGR, Inc., a Delaware corporation with its principal address at 100 Twin River Road Lincoln, Rhode Island 02865 (“UTGR”).

Among other things, this Agreement constitutes the Seventh Amendment (the “UTGR Seventh Amendment”) to that certain Master Video Lottery Terminal Contract by and between the Division and UTGR dated as of July 18, 2005 (the “Original UTGR Contract”), as amended by that certain First Amendment to Master Video Lottery Terminal Contract dated November 4, 2010 (the “UTGR First Amendment”), that certain Second Amendment to Master Video Lottery Terminal Contract dated May 3, 2012 (the “UTGR Second Amendment”), that certain Third Amendment to Master Video Lottery Terminal Contract dated September 18, 2012 (the “UTGR Third Amendment”), that certain Fourth Amendment to Master Video Lottery Terminal Contract dated July!, 2014 (the “UTGR Fourth Amendment”), that certain Fifth Amendment to Master Video Lottery Terminal Contract dated May 2, 2017 (the “UTGR Fifth Amendment”) and that certain Sixth Amendment to Master Video Lottery Terminal Contract by and between the Division and UTGR dated May 3, 2017 (the “UTGR Sixth Amendment”). The Original UTGR Contract, as amended by the First, Second, Third, Fourth, Fifth and Sixth UTGR Amendments, is referred to herein as the “UTGR Master Contract”.

The Division and UTGR are referred to herein collectively as the “Parties,” and individually, as a “Party.”

Any capitalized terms used in this Agreement but not defined herein shall have the meanings given them in Article 8, Section 4 of the “2017 Budget Act” (as defined in recital A below, and if not defined therein, in the UTGR Master Contract. (A copy of Article 8 of the 2017 Budget Act is attached hereto as Exhibit 1.)

RECITALS:

A.       WHEREAS, during the 2017 Legislative Session of the Rhode Island General Assembly, the State of Rhode Island enacted into law 2017 – H 5175 Substitute A, as amended, entitled “An Act Relating to Making Appropriations for the Support of the State for the Fiscal Year ending June 30, 2018,” which Act was signed into law by the Governor of Rhode Island on August 3, 2017 (the “2017 Budget Act”); and

B.       WHEREAS, Section 5 of Article 8 of the 2017 Budget Act, among other things, authorized and directed the Division to enter into with UTGR an amendment to the UTGR Master Contract to effectuate the purposes of said Section 5 of Article 8 of the 2017 Budget Act, which amendment is contained in this Agreement; and

C.       WHEREAS, as set forth above, a First, Second, Third, Fourth, Fifth and Sixth Amendment to the Original UTGR Contract were previously entered into by UTGR and the Division, and Section 5 of Article 8 of the 2017 Budget Act should have authorized a “Seventh Amendment to the UTGR Master Contract” as opposed to a “Sixth Amendment to the UTGR Master Contract”; and

D.       WHEREAS, the Division and IGT Global Solutions Corporation, a Delaware corporation formerly known as GTECH Corporation (“IGT”), are parties to that certain Master Contract dated as of May 12, 2003 (the “Original IGT Master Contract”), as such Original IGT Master Contract has been amended, modified and/or clarified by various amendments, letters, waivers and releases, including by a Fifth Amendment to Master Contract dated July 31, 2014 (the “IGT Fifth Amendment”) and a Sixth Amendment to the Master Contract dated June 30, 2016 (the “IGT Sixth Amendment”). (The Original IGT Master Contract, as amended, modified and/or clarified as of the date of this Agreement – i.e., through and including the “IGT Seventh Amendment,” as defined below – is referred to herein as the “IGT Master Contract”); and

E.       WHEREAS, Premier Entertainment II, LLC d/b/a Newport Grand, a Delaware limited liability company, with its principal address at 150 Admiral Kalbfus Road, Newport, Rhode Island 02840 (“Premier”) is the successor to Newport Grand, L.L.C. under that certain Master Video Lottery Terminal Contract by and between the Division and Premier’s predecessor in interest dated as of November 23, 2005, as amended and assigned through and including the date of this Agreement (as so amended and assigned, the “Newport Grand Master Contract”).

F.       WHEREAS, Twin River-Tiverton, LLC, a Delaware limited liability company with its principal address at 100 Twin River Road, Lincoln, Rhode Island 02865 (“Twin River-Tiverton”) will own the gaming facility (now under construction) located in the town of Tiverton, Rhode Island, at the intersection of William S. Canning Boulevard and Stafford Road (the “Tiverton VLT Facility”) and, when licensed by the Division and the Rhode Island Department of Business Regulation, Division of Commercial Licensing and Gaming and Athletics, Twin River-Tiverton will be the successor to Premier under the Newport Grand Master Contract, and will host at such Tiverton VLT Facility video lottery games and casino gaming operated by the Division; and

G.       WHEREAS, pursuant to the IGT Fifth Amendment, as more specifically set forth therein, with respect to the time after the effective date thereof, IGT waived any and all rights, remedies, claims and causes of action against the Division arising from or in connection with the Initial Promotional Points Program and/or the Supplementary Promotional Points Program for the gaming facility owned by UTGR located in Lincoln, Rhode Island (“Twin River VLT Facility” or “Twin River”); provided however, that IGT reserved all rights, remedies, claims and causes of action against the Division arising from or in connection with any issuance of Promotional Points pursuant to the Initial Promotional Points Program and/or the Supplementary Points Program for Twin River in a State fiscal year in excess of the sum of (i) ten percent (10%) of the amount of “Net Terminal Income” (as defined in§ 42-61.2-1 of the Rhode Island General Laws), of Twin River for the prior State fiscal year and (ii) $750,000; and

H.       WHEREAS, pursuant to the IGT Fifth Amendment, as more specifically set forth therein, with respect to the time after the effective date thereof; IGT waived any and all rights, remedies, claims and causes of action against the Division arising from or in connection with the Initial Promotional Points Program and/or the Supplementary Points Program for the Newport Grand VLT Facility; and

I.        WHEREAS, the Division and IGT entered into a Seventh Amendment to the IGT Master Contract dated as of July 1, 2017 (the “IGT Seventh Amendment”). (A copy of the IGT Seventh Amendment is attached here to as Exhibit 2.)

NOW, THEREFORE, pursuant to Article 8 of the 2017 Budget Act, in consideration of the recitals above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises, covenants, obligations and conditions herein contained, the Division and UTGR hereby agree as follows:

1.	Amendments to UTGR Supplementary Promotional Points Program.

1.1	Pursuant to Section 5 of Article 8 of the 2017 Budget Act, the Supplementary Promotional Points Program applicable to Twin River, which is in addition to the Initial Promotional Points Program, is hereby amended so that UTGR may distribute to customers and prospective customers Promotional Points of up to but not more than sixteen percent (16%) of Twin River Net Terminal Income for the Prior Marketing Year. For avoidance of doubt, as a result of the foregoing amendment, the approved amount of Promotional Points that may be distributed by UTGR pursuant to the Initial and Supplementary Promotional Points Programs, in the aggregate, may be up to but not more than twenty percent (20%) of the amount of Net Terminal Income of Twin River for the Prior Marketing Year, plus an additional seven hundred fifty thousand dollars ($750,000), subject however, to Sections 1.3 and 1.4 below. The terms and conditions of the Initial and Supplementary Promotional Points Programs applicable to Twin River shall be established from time to time by the Division, and such terms and conditions shall include, without limitation, a State fiscal year audit of the program, the cost of which audit shall be borne by UTGR.

1.2	For the avoidance of doubt, the provisions of Section 1.1 above supersede and replace any provisions of the UTGR Master Contract that are inconsistent with Section 1.1 above.

1.3	Notwithstanding the foregoing or anything in the general laws or public laws to the contrary, nothing shall prohibit UTGR, with prior approval from the Division, from spending additional funds on the Initial and/or Supplementary Promotional Points Programs (i.e., distributing to customers and prospective customers Promotional Points in amounts in excess of the amounts initially approved by the Division with respect to the Initial and/or Supplementary Promotional Points Program), even if such additional amounts exceed four percent (4%) of Twin River Net Terminal Income for the Prior Marketing Year plus seven hundred fifty thousand dollars ($750,000) in regard to the Initial Promotional Points Program for Twin River, or exceed sixteen percent (16%) of Twin River Net Terminal Income for the Prior Marketing Year in regard to the Supplementary Promotional Points Program for Twin River, or exceed twenty percent (20%) of Twin River Net Terminal Income for the Prior Marketing Year plus seven hundred fifty thousand dollars ($750,000) in regard to the Twin River Initial and Supplementary Promotional Points Programs in the aggregate; provided however, that the expense of any such additional spending on Promotional Points shall be borne by UTGR, subject to Section 1.4 below.

1.4	Notwithstanding any prior public or general law, rule, regulation or policy to the contrary, UTGR shall remit to the Division the amount of any funds spent by UTGR in excess of the amounts initially approved by the Division with respect to the Initial and/or Supplementary Promotional Points Programs – i.e., distributions to customers and prospective customers of Promotional Points in excess of the amounts initially approved by the Division for the Initial and/or Supplementary Promotional Points Program, all pursuant to Section 1.3 above – and the Division shall distribute such funds to the entities (including UTGR) entitled to a portion (or percent) of Net Terminal Income generated at Twin River pursuant to §42-61.2-7 of the Rhode Island General Laws, paying to each such entity (including UTGR) that portion of the funds that is equal to its portion (or percent) of Net Terminal Income generated at Twin River as set forth in §42-61.2-7 of the Rhode Island General Laws.

1.5	Except to the extent amended and/or clarified pursuant to Section 1.1 through 1.4 above, the terms, provisions and conditions of the UTGR Master Contract, including without limitation those terms, provisions and conditions relating to the Initial Promotional Points Program, the Supplementary Promotional Points Program and the Marketing Program relating to Twin River, shall remain in full force and effect. If there is a conflict between any provision of the UTGR Master Contract and Article 8 of the 2017 Budget Act, the provisions of Article 8 of the 2017 Budget Act.

1.6	This Section 1 of this Agreement, and Sections 3 through 13 to the extent applicable to this Section 1, shall take effect as of April 1, 2017.

2.	UTGR/Twin River-Tiverton “Make Whole” Provisions.

2.1	Pursuant to the IGT Seventh Amendment attached hereto as Exhibit 2, the Division and IGT entered into certain agreements regarding (i) the deployment of “Premium VLTs” (as defined in the IGT Seventh Amendment) at the Twin River VLT Facility and/or the Tiverton VLT Facility (collectively, the “Gaming Facilities”) pursuant to subsection 4(a) of such IGT Seventh Amendment; (ii) IGT’s waiver of certain rights, remedies, claims and causes of action against the Division arising from or in connection with Promotional Points Programs for the Gaming Facilities pursuant to subsection 4(b) of such IGT Seventh Amendment; (iii) compensation payable by the Division to IGT pursuant to subsection 4(c) of such IGT Seventh Amendment; and possible adjustments to the Promotional Points Programs at Twin River and/or the Tiverton VLT Facility pursuant to subsections 4(d) and 4(e) of such IGT Seventh Amendment.

2.2	For each of the Premium VLTs deployed by IGT at Twin River as contemplated in Section 2.1 above pursuant to the IGT Seventh Amendment, UTGR agrees that the Division may deduct from UTGR’s share of Net Terminal Income, amounts equal to the additional compensation due to IGT pursuant to subsections 4(a) and 4(c) of the IGT Seventh Amendment, and the Division shall use such deducted amounts to compensate IGT pursuant to said subsections 4(a) and 4(c) of such IGT Seventh Amendment.

2.3	The Division represents and warrants to UTGR that the amounts deducted from UTGR’s share of Net Terminal Income as described in Section 2.2 above shall reimburse the Division in full for all compensation due to IGT in connection with (i) the Premium VLTs provided and installed by IGT at Twin River and/or the Tiverton Facility, and (ii) IGT’s waivers of rights described in subsection 4(b) of the IGT Seventh Amendment.

2.4	The Division will consult with UTGR in regard to which Gaming Facility (Twin River and/or the Tiverton Facility) and the location within such Gaming Facility where Premium VLTs will be installed by IGT and operated by the Division; however, the Division will make the final decision with respect to the locations where VLTs will be installed by IGT and operated by the Division

2.5	A. Effective as of the start of the State fiscal year beginning July 1, 2017, the amount of Promotional Points that UTGR may issue pursuant to the Twin River Supplementary Promotional Points Program (as amended pursuant to this Agreement) shall be up to but not exceed eight and one-half percent (8.5%) of the amount of Net Terminal Income of Twin River for the Prior Marketing Year, the exact amount of each increase (within such cap) to be determined by the Division in response to written requests from UTGR. Accordingly, and for the avoidance of doubt, effective as of the start of the State fiscal year beginning July 1, 2017, the aggregate amount of Promotional Points that UTGR may issue, in the aggregate, pursuant to the Initial and Supplementary Promotional Points Programs applicable to Twin River (as the Supplementary Promotional Points Program is amended pursuant to this Agreement) shall be up to but not exceed twelve and one-half percent (12.5%) of the amount of Net Terminal Income of Twin River for the Prior Marketing Year, plus an additional seven hundred fifty thousand dollars ($750,000).

B. Except as provided in the UTGR Master Contract, as amended by this Agreement, Promotional Points applicable to Twin River shall be issued pursuant to the terms and conditions of the Initial and Supplementary Promotional Points Programs applicable to Twin River established from time to time by the Division, and such terms and conditions shall include, without limitation, a State fiscal year audit of the program, the cost of which audit shall be borne by UTGR.

C. For the avoidance of doubt, the cap on the issuance of Promotional Points contained in this Section 2.5 governs over any inconsistent provisions contained in Section 1.

2.6	UTGR and/or Twin River-Tiverton may make one or more written requests to the Division that the caps on the Initial Promotional Points Program and/or the Supplementary Promotional Points Program applicable to the Twin River VLT Facility and/or the Tiverton VLT Facility, be increased, in the case of each Gaming Facility, as applicable, in an amount not to exceed the sum of (A) fifteen percent (15%) of the amount of Net Terminal Income of the applicable Gaming Facility for the prior State fiscal year and (B) $750,000. If (i) the Division agrees to increase the cap(s) as aforesaid and (ii) IGT agrees with the Division as contemplated in subsection 4(d) of the IGT Seventh Amendment, then (A) the Division shall cause IGT to deploy additional Premium VLTs in accordance with subsection 4(d)(i) of the IGT Seventh Amendment, (B) the Division shall pay IGT additional compensation for such additional Premium VLTs pursuant to subsection 4(d)(iii) of the IGT Seventh Amendment, (C) the Division shall be made whole in respect of such additional compensation paid by the Division to IGT by deducting the amount of such additional compensation paid IGT from UTGR’s (and/or Twin River-Tiverton’s, as applicable) share of Net Terminal Income, and (D) UTGR (and/or Twin River-Tiverton, as applicable) shall be allowed to issue Promotional Points for the Twin River VLT Facility (and/or the Tiverton VLT Facility, as applicable) in the agreed-upon increased amount(s).

2.7	In the event the Division and UTGR (and/or Twin River-Tiverton, as applicable) and IGT agree to increase the caps to the Initial Promotional Points Program and/or Supplemental Promotional Points Program applicable to the Twin River VLT Facility (and/or the Tiverton VLT Facility), as described in Section 2.6 above, the Division and UTGR (and/or Twin River-Tiverton), as soon as commercially reasonable, shall enter into appropriate agreements (or amendments to existing agreements) lo the extent necessary to memorialize all appropriate terms and conditions related to such agreement to the extent not set forth above.

2.8	It is contemplated that, in the future, the Division, IGT, UTGR and Twin River-Tiverton may agree that the caps on the Initial Promotional Points Program and the Supplementary Promotional Points Program applicable to the Twin River VLT Facility and/or the Tiverton VLT Facility may be increased, in each case, above the sum, in the aggregate, of (A) fifteen percent (15%) of the amount of Net Terminal Income of the applicable Gaming Facility for the prior State fiscal year and (B) $750,000, but not in excess of the sum of (a) twenty percent (20%) of the amount of Net Terminal Income of the applicable Gaming Facility for the prior State fiscal year and (b) $750,000. Any such increase would require agreement among the Division, IGT, UTGR and Twin River-Tiverton.

3.	Effectiveness of this Agreement.

Except as otherwise expressly stated in this Agreement, the provisions of this Agreement shall take effect on July 1, 2017.

MISCELLANEOUS PROVISIONS:

4.           This Agreement contains the entire agreement of the Parties and supersedes and replaces all prior understandings or agreements (if any), oral or written, with respect to the subject matter hereof. For the avoidance of doubt, if and to the extent any provision of this Agreement conflicts with the UTGR Master Contract, the provision of this Agreement shall control.

5.           Except to the extent amended and/or clarified pursuant to this Agreement, the terms, provisions and conditions of the UTGR Master Contract, remain in full force and effect, enforceable in accordance with their terms.

6.          This Agreement shall not be amended, except by a writing of subsequent date hereto, executed by duly authorized representatives of the Parties hereto.

7.           This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

8.           This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto, and each of their respective successors and permitted assigns.

9.           The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part thereof, or the right of any other Party thereafter to enforce each and every provision.

10.         The illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision, and to this end the provisions hereof are declared to be severable. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid or unenforceable, that provision of this Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

11.         Each Party warrants to the others that it is authorized to execute and deliver this Agreement and to perform the obligations set forth herein, and the persons executing this Agreement on behalf of such Party are authorized to do so.

12.         This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Rhode Island, without regard to conflict of law principles. The Parties agree that any suit for the enforcement of this Agreement may be brought in the courts of the State of Rhode Island or any federal court sitting therein and consent to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Parties at the addresses set forth for the Parties above. The Parties hereby waive any objection that they may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

13.         This Agreement may be executed in one or more counterparts each of which shall be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives.

STATE LOTTERY DIVISION OF THE STATE OF RHODE ISLAND DEPARTMENT OF REVENUE

By:	/s/ Gerald S. Aubin
Gerald S. Aubin
Director

UTGR, INC.

By:	/s/ Craig Eaton
Craig Eaton
Sr. VP and General Counsel

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